EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Advanced Emissions Solutions, Inc. of our reports dated March 13, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Advanced Emissions Solutions, Inc. appearing in the 2016 Annual Report to Shareholders and included in the Annual Report on Form 10-K of Advanced Emissions Solutions, Inc. for the year ended December 31, 2016.

/s/ Hein & Associates LLP

Denver, Colorado
June 29, 2017